Exhibit 4

Execution Version

PRIVILEGED AND CONFIDENTIAL

NON-DISCLOSURE AGREEMENT

This NON-DISCLOSURE AGREEMENT (this “Agreement”) is being entered into as of March 17, 2023 between Synchronoss Technologies, Inc., a Delaware corporation (“Seller”), and B. Riley Financial, Inc., a Delaware corporation (“Buyer” and with Seller referred to collectively as the “Parties” and individually as a “Party”).

In order to facilitate the consideration, evaluation and negotiation of a possible transaction involving Buyer’s acquisition of all of the equity interests in Seller (a “Transaction”), each Party has either requested or may request access to certain non-public information regarding the other Party and the other Party’s subsidiaries. (Each Party, in its capacity as a provider of information, is referred to in this Agreement as the “Provider”; and each Party, in its capacity as a recipient of information, is referred to in this Agreement as the “Recipient”.) This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1. Limitations on Use and Disclosure of Confidential Information. Subject to Section 4 below, neither the Recipient nor any of the Recipient’s Representatives (as defined in Section 15 below) will, at any time, directly or indirectly:

(a) make use of any of the Provider’s Confidential Information (as defined in Section 12 below), except for the specific purpose of considering, evaluating and negotiating a Transaction between the Parties; or

(b) disclose any of the Provider’s Confidential Information to any other Person (as defined in Section 15 below).

In furtherance of the foregoing, the Recipient (or its Representatives) of Confidential Information will employ at least the same degree of care in securing and preserving the confidentiality of all Confidential Information received from the Provider as the Recipient would apply to its own comparable confidential information (but in no event will such Recipient exercise less than a reasonable degree of care in handling such Confidential Information). The Recipient will be liable and responsible for any breach of, or noncompliance with, the terms of this Agreement by any of its Representatives and for any other action or conduct on the part of any of its Representatives that is inconsistent with any provision of this Agreement. The Recipient will (at its own expense) take all actions necessary to restrain its Representatives from making any unauthorized use or disclosure of any of the Provider’s Confidential Information.

2. Provider Contact Person. Any request by the Recipient or any of its Representatives to review any of the Provider’s Confidential Information must be directed to the individual(s) identified opposite the name of the Provider on EXHIBIT A (the “Provider Contact Person”). Neither the Recipient nor any of the Recipient’s Representatives will contact or otherwise communicate with any other Representative of the Provider or any customer, supplier, reseller or other Person having a business relationship with the Provider in connection with a Transaction without the prior written authorization of the Provider Contact Person.

3. Representations; No Ownership Interest.

(a) Neither the Provider nor any of the Provider’s Representatives will be under any obligation to make any particular Confidential Information of or relating to the Provider available to the Recipient or any of the Recipient’s Representatives or to supplement or update any Confidential Information of or relating to the Provider previously furnished. Neither the Provider nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider’s Confidential Information, and neither the Provider nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s Representatives on any basis (including, without limitation, in contract, tort or under United States federal or state securities laws or otherwise) relating to or resulting from the use of any of the Provider’s Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties that are included in a Definitive Agreement (as defined in the next sentence) regarding a Transaction between the Parties, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect. As used in this Agreement, the term “Definitive Agreement” means a written contract executed by all parties thereto for a transaction, which contract binds the parties thereto to close the transaction, subject only to such conditions to closing as may be negotiated between the parties thereto, and does not include memorandums of understanding, indications of interest, letters of intent, term sheets, exclusivity agreements, expense reimbursement agreements and other similar preliminary documents, in each case, whether binding or non-binding.

(b) The Recipient acknowledges that any Confidential Information provided is and remains the property of the Provider of such Confidential Information. In no event shall the Recipient of such Confidential Information or any of the Recipient’s Representatives be deemed, by virtue of this Agreement, to have acquired any right or interest of any kind or nature whatsoever, in or to, any such Confidential Information.

(c) Notwithstanding any of the foregoing, each Party represents and warrants to the other that it has the legal power and authority to enter into and perform under this Agreement.

4. Permitted Disclosures.

(a) Notwithstanding the limitations set forth in Section 1 above:

(i) the Recipient may disclose Confidential Information of the Provider if and to the extent that the Provider consents in writing to the Recipient’s disclosure thereof;

(ii) subject to Section 4(b) below, the Recipient may disclose Confidential Information of the Provider to any Representative of the Recipient, but only to the extent such Representative (A) needs to know such Confidential Information for the purpose of helping the Recipient evaluate or negotiate a Transaction between the Parties, and (B) either (1) has been provided with a copy of this Agreement and has agreed in writing to abide and be bound by the provisions hereof in its capacity as the Recipient’s Representative or (2) is otherwise bound by confidentiality obligations to the Recipient at least as restrictive as those contained in this Agreement; and

(iii) subject to Section 4(c) below, the Recipient may disclose Confidential Information of the Provider as required by Law.

(b) If the Provider delivers to the Recipient a written notice stating that certain Confidential Information of the Provider may be disclosed only to specified Representatives of the Recipient, then, notwithstanding anything to the contrary contained in Section 4(a)(ii) above, the Recipient shall not thereafter disclose or permit the disclosure of any of such Confidential Information to any other Representative of the Recipient.

(c) If the Recipient or any of the Recipient’s Representatives is required or requested by a governmental authority or by applicable law, governmental regulation, subpoena, court order, civil investigative demand or other valid legal process (including federal securities laws and regulations of any securities exchange) (“Law”) to disclose any of the Provider’s Confidential Information to any Person, then the Recipient will, to the extent not prohibited by Law, promptly provide the Provider with written notice of the existence, terms and circumstances surrounding such requirement or request, so that the Provider may seek a protective order or other appropriate remedy. The Recipient and its Representatives will cooperate with the Provider and the Provider’s Representatives in any attempt by the Provider to obtain any such protective order or other remedy. If the Provider elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement or request that the Recipient disclose Confidential Information of the Provider, then the Recipient may disclose such Confidential Information to the extent legally required; provided, however, that the Recipient and its Representatives will use their reasonable efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed. Notwithstanding the foregoing, no notice to the Provider will be required with respect to blanket requests from a regulatory or self-regulatory body that do not specifically target the Transaction, the Confidential Information or the Provider (it being understood that the Recipient and its Representatives shall request confidential treatment with respect to any Confidential Information so disclosed).

(d) For the avoidance of doubt, notwithstanding any disclosure of Provider’s Confidential Information pursuant to this Section 4, the Recipient and its Representatives will continue to be bound by their obligations under this Agreement with respect to such Confidential Information.

5. Return or Destruction of Confidential Information. Upon the Provider’s request, the Recipient and the Recipient’s Representatives will promptly deliver to the Provider any of the Provider’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient’s Representatives; provided, however, that, in lieu of delivering such Confidential Information to the Provider, the Recipient may destroy such Confidential Information and deliver to the Provider a certificate duly executed by an officer of the Recipient confirming such destruction; provided further, that Recipient shall not be required to return or destroy copies of Confidential Information (i) created pursuant to Recipient’s automatic archiving and back-up procedures in compliance with its bona fide document retention policy or (ii) retained pursuant to requirements of applicable law, regulation, judicial process or standards of professional conduct. Notwithstanding the delivery to the Provider, the destruction by the Recipient or the automatic archiving or retention by Recipient of Confidential Information of the Provider pursuant to this Section 5, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement with respect to such Confidential Information.

6. Limitation on Soliciting Employees. During the 12 month period commencing on the date of this Agreement, each Party agrees that it will not, and it will not permit any of its Representatives or any direct or indirect subsidiary who is or becomes aware of the negotiation of a possible Transaction between the Parties to, directly or indirectly, solicit or caused to be solicited for employment or engagement as a consultant with such Party or with any of its direct or indirect subsidiaries any executive or managerial employee of the other Party or any its direct or indirect subsidiaries, other than a person who was terminated by the other Party more than six (6) months prior to any solicitation; provided, however, that this Section 6 will not prevent either Party or its direct or indirect subsidiaries from making generalized searches for employees or consultants by causing to be placed any general advertisement or similar notices or engaging search firms, provided that that such searches are not targeted specifically at employees or consultants of the other Party or its direct or indirect subsidiaries.

7. Standstill Provision. During the 6 month period commencing on the date of this Agreement (the “Standstill Period”), neither Buyer nor any of Buyer’s subsidiaries or other Representatives on behalf of Buyer will, in any manner, directly or indirectly:

(a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of Seller or any securities of any subsidiary of Seller, (ii) any acquisition of any material assets of Seller or any material assets of any subsidiary of Seller, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving Seller or any subsidiary of Seller or involving any securities or assets of Seller or any securities or assets of any subsidiary of Seller, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of Seller or any subsidiary of Seller;

(b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of Seller or any subsidiary of Seller;

(c) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Seller or any subsidiary of Seller;

(d) take any action that would reasonably be expected to require Seller to make a public announcement regarding any of the types of matters set forth in clause (a) of this Section 7;

(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause (a), (b), (c) or (d) of this Section 7;

(f) assist, knowingly induce or knowingly encourage any other Person to take any action of the type referred to in clause (a), (b), (c), (d) or (e) of this Section 7; or

(g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing;

provided that (i) Buyer shall not be prohibited from making or discussing any offers in a confidential, non-public manner that does not violate sub-clause (d) above regarding the Transaction directly to or with the management or the Board of Directors of Seller, or their designated Representatives (provided that the contents, subject and existence of any such communications shall constitute Confidential Information hereunder) and (ii) the foregoing shall not restrict (A) Martin Bernstein in performing his duties as director of Seller or any actions taken in connection with his re-appointment or re-election as director of Seller, or (B) Buyer from (x) engaging in brokerage, discretionary money management, corporate finance, arbitrage and trading activities in the normal and usual course of its business on behalf of a person unaffiliated with Buyer or (y) arranging financing for any person, so long as in the case of each of clauses (x) and (y), no Confidential Information is used or disclosed for such purposes or would require the use or disclosure thereof.

The standstill provisions of this Section 7 shall not apply to the Parties’ entry into or consummation of the transactions contemplated by a Definitive Agreement. The Standstill Period shall terminate upon a Fundamental Change Event (as defined in the next sentence). The term “Fundamental Change Event” means (i) any person (A) becoming the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of 50% or more of the outstanding capital stock of Seller or (B) the second business day following a recommendation by the Board of Directors of Seller that Seller’s stockholders tender or exchange their shares in a bona fide tender offer or exchange offer by a third party unrelated to Buyer that, if consummated, would make such person (or any of its affiliates) the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of 50% or more of the outstanding capital stock of Seller, or (ii) the public announcement by Seller that it has entered into a Definitive Agreement for a transaction or series of transactions (whether structured as a tender offer, exchange offer, merger, business combination or sale of assets) with a third party unrelated to Buyer that, if consummated, would result in such third party becoming the beneficial owner (within the meaning of Section 13(d)(1) of the Exchange Act) of more than 50% of the capital stock of Seller or a sale of all or substantially all of the assets of Seller. The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

For the avoidance of doubt, nothing in this Section 7 is meant to restrict Buyer’s ability to amend its filings with the Securities Exchange Commission on Schedule 13D in accordance with applicable Law.

8. No Obligation to Pursue Transaction. Each Party understands and agrees that no contract or agreement providing for a Transaction between them shall be deemed to exist between them unless and until a Definitive Agreement has been executed and delivered, and each Party hereby irrevocably waives, in advance, any claims (including, without limitation, breach of contract and tortious interference claims) in connection with a Transaction or any Confidential Information except as may be set forth in a Definitive Agreement entered into by the Parties. Each Party also agrees that unless and until a Definitive Agreement regarding the Transaction between them has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. Buyer further acknowledges and agrees that (i) Seller has made no decision with respect to any transaction regarding a sale of Seller, (ii) Seller and its Representatives will be free to conduct the process, if any, for any transaction regarding a sale of Seller as Seller in its sole discretion determines (including, without limitation, negotiating with any prospective buyer(s) and entering into a Definitive Agreement without prior notice to Buyer) and (iii) any procedures relating to entering into a transaction regarding a sale of Seller may be changed at any time without notice to Buyer. Seller reserves the right at any time, in its sole discretion, for any reason or no reason, to reject any and all proposals made by Buyer or any of Buyer’s Representatives with regard to a Transaction, to terminate discussions and negotiations with Buyer, and to refuse to provide Buyer and Buyer’s Representatives any further access to Seller’s Confidential Information.

9. No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended. Any attempted waiver or modification in violation of this provision shall be void. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.

10. Remedies. Each Party acknowledges that money damages would not be a sufficient remedy for any breach of, or noncompliance with the terms of, this Agreement by such Party or by any of such Party’s Representatives and that the other Party would suffer irreparable harm as a result of any such breach or noncompliance. Accordingly, each Party will also be entitled to seek equitable relief, including, without limitation, an injunction and specific performance, from the other Party as a remedy for any breach or threatened breach, or noncompliance or threatened noncompliance with the terms, of this Agreement by the other Party or any of the other Party’s Representatives (without the need for posting a bond or providing other security and without the need of proving the inadequacy of money damages as a remedy). The equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach, or noncompliance with the terms, of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Parties. In the event of a litigation relating to this Agreement, if a court of competent jurisdiction reaches a final, non- appealable order , the non-prevailing Party will be liable for, and will pay to the other Party and the other Party’s Representatives, the reasonable legal fees incurred by the other Party and the other Party’s Representatives in connection with such litigation.

11. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by any Party without the express written consent of the other Party; provided, that Seller may assign or transfer any of its rights or obligations hereunder to an acquirer of Seller without the consent of the Buyer. This Agreement will be binding upon and inure to the benefit of each Party and its Representatives and their respective heirs, successors and permitted assigns. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth opposite the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

12. Confidential Information. For purposes of this Agreement, the Provider’s “Confidential Information” will be deemed to include the following:

(a) any information (including any technology, know-how, trade secrets, patent application, test result, research study, communication, business plan, strategic plan, product or service roadmap, financial data, budget, forecast or projection) relating directly or indirectly to the business of the Provider, any predecessor entity or any subsidiary or other affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is or that has at any time been made available to the Recipient or any Representative of the Recipient by or on behalf of the Provider or any Representative of the Provider;

(b) any memorandum, analysis, model, projection, data, note, forecast compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause (a) of this Section 12;

(c) the existence and terms of this Agreement, and the fact that information of the type referred to in clause (a) of this Section 12 has been made available to the Recipient or any of its Representatives; and

(d) the fact that discussions or negotiations are or may be taking place with respect to a Transaction involving the Parties, and the proposed terms of any such transaction.

However, the Provider’s “Confidential Information” will not be deemed to include any information that Recipient can demonstrate:

(i) is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives in breach of this Agreement;

(ii) was in the Recipient’s possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Provider or any of the Provider’s Representatives, provided that the source of such information was not and is not known to the Recipient after reasonable investigation to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information;

(iii) becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of the Provider’s Representatives, provided that such source is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information; or

(iv) is developed by or on behalf of the Recipient independently of the disclosure of Confidential Information, without violating the Recipient’s or its Representatives’ respective contractual, legal or fiduciary obligations to the Provider and/or its Representatives and without reference to or use of any Confidential Information.

13. Securities Law Compliance. Buyer hereby acknowledges that it understands that: (a) the Confidential Information of Seller may contain or constitute material non-public information concerning Seller; and (b) trading in the Seller’s securities while in possession of material non-public information or communicating that information to any other Person who trades in such securities could subject Buyer to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. Buyer agrees that it and its affiliates will not trade in Seller’s securities while in possession of material non-public information of Seller until Buyer and its affiliates can do so in compliance with all applicable laws and without breach of this Agreement.

14. No Other Discussions; No Financing Source Lock-Up Arrangements.

(a) Buyer represents and agrees that it is not acting as a representative of or agent for or in concert with any Person with respect to the Transaction, that it is considering the Transaction solely for its own account, and neither Buyer nor any of its subsidiaries nor any of its or their Representatives acting on its or their behalf has entered into, or will without the prior written consent of Seller enter into, directly or indirectly, any discussions, negotiations, arrangements, agreements or understandings, whether written or oral, with any Person (other than its Representatives), or has exchanged or will exchange Confidential Information, with respect to a possible Transaction or a transaction involving any capital stock or assets of Seller. In the event that Seller provides such prior written consent with respect to any of the foregoing matters, neither Buyer nor any of its subsidiaries nor any of its or their Representatives acting on its or their behalf shall provide any Confidential Information to any such Person unless and until Seller consents thereto and such Person executes an agreement with Seller in substantially the same form as this Agreement.

(b) Buyer represents and agrees that neither Buyer nor any of its subsidiaries nor any of its or their Representatives acting on its or their behalf has entered into, or will without the prior written consent of Seller enter into, directly or indirectly, any discussions, negotiations, arrangements, agreements or understandings, whether written or oral, with any potential financing source or sources that expressly limit, restrict, restrain, otherwise impair in any manner the ability of such financing source or sources to provide financing or other assistance to any other Person in any other transaction involving Seller.

15. Miscellaneous.

(a) For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each Person that is or becomes (i) a subsidiary or other affiliate of such Party, (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s subsidiaries or other affiliates; provided, that “Representatives” with respect to Buyer shall not include any potential equity co-investors, co- bidders, joint acquirers or strategic partners, in each case only to the extent that Seller has provided its written consent to such Person becoming a Representative of the Buyer.

(b) The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(c) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(d) By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right. Neither the Recipient nor the Recipient’s Representatives shall file any patent application containing any claim to any subject matter derived from the Confidential Information of the Provider.

(e) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, (i) the Provider, or the applicable direct or indirect subsidiary of the Provider, is not waiving and shall not be deemed to have waived or diminished its attorney-client privileges, work-product protections, or other applicable privileges or doctrines as a result of disclosing any Confidential Information (including Confidential Information related to pending or threatened litigation) and (ii) it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(f) This Agreement constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Provider regarding the subject matter hereof. In the event of any conflict between this Agreement, on the one hand, and the terms of any confidentiality legend set forth in a confidential information memorandum (or similar documents) related to the Transaction or the terms of any “click-through” agreement related to an electronic, online or web-based data room or similar repository of Confidential Information, on the other hand, the terms of this Agreement shall govern; provided that the Recipient and its Representatives will be bound by any terms of access contained in any electronic, online or web-based data room or similar repository of Confidential Information related to (i) downloading, scanning, copying, printing or otherwise capturing any information contained in such electronic, online or web- based data room or similar repository of Confidential Information or (ii) circumvention of any security features.

(g) This Agreement will terminate 12 months from the effective date of this Agreement, unless earlier terminated by either Party at any time upon 30 days written notice to the other Party. The termination of this Agreement shall not relieve the Recipient or any of its Representatives of any of the non-use or non-disclosure obligations hereunder with respect to Confidential Information of the Provider (which shall survive any such termination and continue for a period of three years from the effective date of this Agreement, provided that such obligations with respect to any trade secrets of the Provider will survive indefinitely), or relieve either Party or any of their respective Representatives of their respective obligations under Section 6 of this Agreement or relieve Buyer of its obligations under Section 7 of this Agreement (which shall survive for the stated durations thereof), and the provisions of Sections 3, 5, 8, 9, 10, 11, 13 and 15 shall remain in full force and effect and survive any termination of this Agreement.

(h) The Parties hereto confirm their agreement that this Agreement, as well as any amendment hereto and all other documents related hereto, including legal notices, shall be in the English language only.

(i) Seller acknowledges that Buyer is in the investment business and that Buyer and its affiliates may now or in the future evaluate, invest in (directly or indirectly, including providing financing to) or do business with competitors or potential competitors of the Seller, and that neither the execution of this Agreement nor receipt of the Confidential Information by Buyer is intended to or shall restrict or preclude such activities (provided no Confidential Information of Seller is shared by Buyer or its Representatives with such other companies or used by any of them for purposes other than the purposes permitted under this Agreement).

(j) Nothing in this Agreement shall be applicable to or binding upon Buyer’s affiliated investment funds’ portfolio companies and they shall not be considered “affiliates” of Buyer for any purpose under this Agreement; provided that to the extent a portfolio company, has been provided with access to Confidential Information by or on behalf of Buyer or any of its Representatives (acting in its capacity as such), it shall be deemed to be Buyer’s Representative for purposes of this Agreement. For purposes of clarification, a portfolio company shall not be deemed to have been provided with access to Confidential Information solely as a result of Buyer’s employees or managing directors, or the employees or managing directors of Buyer’s affiliated investment funds or related management and advisor entities (collectively, “Buyer Personnel”), serving on the board of directors (or equivalent body) of such company; provided that such Buyer Personnel do not (i) disclose Confidential Information to any other directors, officers or employees of such company (excluding other Buyer Personnel) or (ii) use Confidential Information in breach of this Agreement for the benefit of such company.

(k) Buyer understands and acknowledge that Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (“Seller Counsel”) have been engaged by Seller to represent Seller in connection with the Transaction. By signing this Agreement, and notwithstanding the fact that Seller Counsel may have represented, and may currently represent, Buyer or any of Buyer’s Representatives on issues relating to the Transaction or any other matter, Buyer hereby consents (on Buyer’s behalf and on behalf of Buyer’s Representatives) to such representation by Seller Counsel of Seller with respect to the Transaction and any dispute or proceeding arising in connection therewith, including under this Agreement; if applicable, Buyer hereby irrevocably waives any actual or alleged conflict of Seller Counsel that may arise from Seller Counsel’s representation of the Seller in connection with the Transaction; and Buyer agrees that Seller Counsel will be under no duty to disclose any confidential information of Seller to Buyer or Buyer’s Representatives. Buyer agrees (on Buyer’s behalf and on behalf of Buyer’s Representatives) that Seller Counsel is a third party beneficiary of the provisions of this Section 15(k). In addition, Buyer hereby acknowledges that Buyer’s consent and waiver under this Section 15(k) is voluntary and informed, and that Buyer has obtained independent legal advice with respect to this consent and waiver.

(l) This Agreement may be executed in counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. For the avoidance of doubt, no Party shall be bound by any contractual obligation to the other Party until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

(m) All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery if delivered personally, sent by overnight courier (providing proof of delivery) or sent by email of a pdf attachment (with written confirmation of completed transmission other than any automated reply) at the addresses or email addresses set forth below (or at such other address or email address as shall be specified by like notice).

[Signature Page Follows]

Synchronoss Technologies, Inc.		B. Riley Financial, Inc.

By:	/s/ Christina Gabrys	By:	/s/ Bryant Riley
Title:	Chief Legal Officer	Title:	Chairman & Co-CEO
Address:	200 Crossing Blvd. 3rd Floor Bridgewater, NJ 08807	Address:	11100 Santa Monica Boulevard, Suite 800 Los Angeles, CA 90025 Attention: Alan Forman

Email: christina.gabrys@synchronoss.com	Email: aforman@brileyfin.com

With a copy (which shall not constitute notice) to: Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, California 90067 Attention: Patrick Brown

E-mail: brownp@sullcrom.com

Exhibit A

Provider Contact Person

Seller: Representatives of UBS Securities LLC Deal Team

Buyer: N/A